UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BlackRock Income Trust, Inc.

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On July 24, 2018, BlackRock Income Trust, Inc. issued a press release, a copy of which is attached hereto as Exhibit A.

Exhibit A

Contact:

1-800-882-0052

BlackRock Income Trust, Inc. Announces

Adoption of Managed Distribution Plan and Change of Fiscal Year End

New York, July 24, 2018 – BlackRock Advisors, LLC today announced the Board of Directors (the “Board”) of BlackRock Income Trust, Inc. (NYSE: BKT) (the “Fund”) has approved the adoption of a managed distribution plan (the “Plan”) whereby the Fund, beginning in August 2018, will make monthly distributions to common stockholders at a monthly fixed rate of $0.0344 per share of common stock (a “share”) or 6.5% per annum based on the Fund’s net asset value as of July 2, 2018 and a change of the Fund’s fiscal year end from August 31 to December 31, to be effective following the August 31, 2018 fiscal year end.

Managed Distribution Plan

The primary purpose of the Plan is to provide stockholders with a constant, but not guaranteed, fixed minimum rate of distribution each month. The Fund cannot predict what effect, if any, the Plan will have on the market price of its shares or whether such market price will reflect a greater or lesser discount to net asset value as compared to prior to the adoption of the Plan.

Under its Plan, the Fund will distribute all available investment income to its stockholders, consistent with its investment objective and as required by the Internal Revenue Code of 1986, as amended. If sufficient investment income is not available on a monthly basis, the Fund will distribute long-term capital gains and/or return capital to its stockholders in order to maintain its managed distribution level. The Fund is currently not relying on any exemptive relief from Section 19(b) of the Investment Company Act of 1940, as amended. The Fund expects that distributions under the Plan will exceed investment income and capital gain and thus expects that such distributions will likely include return of capital for the foreseeable future. No conclusions should be drawn about the Fund’s investment performance from the amount of the Fund’s distributions or from the terms of the Fund’s Plan.

The amount distributed per share is subject to change at the discretion of the Fund’s Board. The Plan will be subject to ongoing review by the Board to determine whether the Plan should be continued, modified or terminated. The Board may amend the terms of the Plan or suspend or terminate the Plan at any time without prior notice to the Fund’s stockholders if it deems such actions to be in the best interest of the Fund or its stockholders. The amendment or termination of the Plan could have an adverse effect on the market price of the Fund’s shares.

A return of capital occurs when some or all of the money that stockholders invested in the Fund is paid back to them. A return of capital does not reflect the Fund’s investment performance and should not be confused with “yield” or “income.” Any such returns of capital will decrease the Fund’s total assets and, therefore, could have the effect of increasing the Fund’s expense ratio. In addition, in order to make the level of distributions called for under its Plan, the Fund may have to sell portfolio securities at a less than opportune time.

With each distribution that does not consist solely of net investment income, the Fund will issue a notice to stockholders and an accompanying press release that will provide detailed information regarding the amount and composition of the distribution and other related information. The amounts and sources of distributions reported in the notice to stockholders are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during its full fiscal year and may be subject to changes based on tax regulations. The Fund will send stockholders a Form 1099-DIV for the calendar year that will tell them how to report these distributions for federal income tax purposes.

About BlackRock

BlackRock helps investors build better financial futures. As a fiduciary to our clients, we provide the investment and technology solutions they need when planning for their most important goals. As of June 30, 2018, the firm managed approximately $6.3 trillion in assets on behalf of investors worldwide. For additional information on BlackRock, please visit www.blackrock.com | Twitter: @blackrock | Blog: www.blackrockblog.com | LinkedIn: www.linkedin.com/company/blackrock.

Availability of Fund Updates

BlackRock will update performance and certain other data for the Funds on a monthly basis on its website in the “Closed-end Funds” section of www.blackrock.com as well as certain other material information as necessary from time to time. Investors and others are advised to check the website for updated performance information and the release of other material information about the Funds. This reference to BlackRock’s website is intended to allow investors public access to information regarding the Funds and does not, and is not intended to, incorporate BlackRock’s website in this release.

Forward-Looking Statements

This press release, and other statements that BlackRock or the Fund may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the Fund’s or BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

With respect to the Fund, the following factors, among others, could cause actual events to differ materially from forward-looking statements or historical performance: (1) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for the Fund or in the Fund’s net asset value; (2) the relative and absolute investment performance of the Fund and its investments; (3) the impact of increased competition; (4) the unfavorable resolution of any legal proceedings; (5) the extent and timing of any distributions or share repurchases; (6) the impact, extent and timing of technological changes; (7) the impact of legislative and regulatory actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to the Fund or BlackRock, as applicable; (8) terrorist activities, international hostilities and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (9) BlackRock’s ability to attract and retain highly talented professionals; (10) the impact of BlackRock electing to provide support to its products from time to time; and (11) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions.

Annual and Semi-Annual Reports and other regulatory filings of the Fund with the Securities and Exchange Commission (“SEC”) are accessible on the SEC’s website at www.sec.gov and on BlackRock’s website at www.blackrock.com, and may discuss these or other factors that affect the Fund. The information contained on BlackRock’s website is not a part of this press release.

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